UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): January 10, 2017

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant's Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment to Employment Agreement with Steven A. Kriegsman
On January 10, 2017, CytRx Corporation ("we," "us," "our," "CytRx" or the "company") entered into a fourth amendment to our Fourth Amended and Restated Employment Agreement with Steven A. Kriegsman, our Chairman and Chief Executive Officer, under which the term of the amended and restated employment agreement was extended three years to December 31, 2021. Additionally, in this fourth amendment, we acknowledge that Mr. Kriegsman is entitled to the award of $1 million of restricted shares of our common stock that was made to him on December 15, 2016 as previously reported. The fourth amendment also clarifies that Mr. Kriegsman is entitled under the amended and restated employment agreement to the severance benefits described therein in the event of the termination of Mr. Kriegsman's employment for any reason on or following the expiration of the term of the amended and restated employment agreement, including in the event of the non-renewal thereof by either party.
The fourth amendment also provides that we will pay any costs and expenses (including attorney's fees) incurred by Mr. Kriegsman in any proceeding to enforce his rights under the amended and restated employment agreement in advance of a final disposition of the proceeding.
Employment Agreement with John Y. Caloz
On January 10, 2017, we entered into a new employment agreement, effective as of January 1, 2017, with John Y. Caloz, under which we agree to continue to employ Mr. Caloz as our Chief Financial Officer through December 31, 2017.  Under his employment agreement, Mr. Caloz is entitled to a base annual salary of $400,000.  Mr. Caloz also is eligible to receive an annual bonus as determined by us in our sole discretion.  In the event we terminate Mr. Caloz's employment without "cause" or his employment is terminated due to his "disability" (each as defined in his employment agreement) or death, we have agreed to (i) pay Mr. Caloz or his heirs or representatives, as applicable, a lump-sum severance amount equal to six months' base annual salary (12 months' base annual salary if his employment is terminated without "cause" following a "change in control" (as defined in his employment agreement))  and (ii) continue the participation, at our cost, of Mr. Caloz and his dependents in our employee benefit plans in which Mr. Caloz was participating.  In the event we terminate Mr. Caloz's employment without "cause," all of Mr. Caloz's vested stock options and any other vested equity awards based on our securities will remain exercisable for their full term notwithstanding the termination of his employment.  In the event his employment is terminated due to his "disability" or death, all of Mr. Caloz's unvested stock options and other equity awards based on our securities will immediately vest in full and all of his stock options and any other equity awards based on our securities will remain exercisable for their full term notwithstanding the termination of his employment.
We also agree in Mr. Caloz's employment agreement that if we do not offer to renew or extend the employment agreement we will continue to pay Mr. Caloz's annual salary thereunder during the period commencing on expiration of his employment and ending on June 30, 2018 or the date he is employed by another employer, whichever is earlier.
The foregoing descriptions of material terms of the recent employment agreements do not purport to be complete descriptions of the terms and provisions therein.  The full text of such agreements will be filed as exhibits to our Annual Report on Form 10-K for the year ending December 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
CYTRX CORPORATION

Date: January 13, 2016	By:	/s/ JOHN Y. CALOZ
Name: John Y. Caloz
Title: Chief Financial Officer